EXHIBIT 99.1



                                                           [CITIGROUP INC. LOGO]


For immediate release
Citigroup Inc. (NYSE symbol: C)
May 27, 2004

          CITIGROUP MAKES STATEMENTS IN CONNECTION WITH FEDERAL RESERVE
            ENFORCEMENT ORDER REGARDING CITIFINANCIAL BRANCH NETWORK


New York, NY - Charles Prince, Chief Executive Officer of Citigroup, made the following statement regarding the Federal Reserve enforcement order related to the CitiFinancial branch network:

     "This provides closure to an examination of the U.S. CitiFinancial branch network by the Federal Reserve that began in 2001. CitiFinancial has taken a leadership position over the past three years in increasing consumer protections in the consumer finance industry. The resolution of this matter is another important step in our continuing effort to address the issues of the past and move forward with standards that define best practices in our business."

Harry Goff, President and Chief Executive Officer of CitiFinancial, a wholly-owned subsidiary of Citigroup, added:

     "As the leading consumer finance company in North America, CitiFinancial plays a leadership role as a community lender, providing access to credit to those not historically well served in the traditional consumer marketplace. Over the past three years, CitiFinancial has led the way in implementing best practices that better serve our customers' needs and meet the highest consumer protection standards. Significant changes have been made to personnel, policies, procedures and controls.

     "Not only am I confident that the matters raised by the Federal Reserve have been properly addressed, I also believe that CitiFinancial today has the best consumer protection programs and policies in the entire consumer finance industry.

     "In connection with the order, CitiFinancial will pay a civil money penalty in the amount of $70 million, of which up to $20 million may be used to make restitution payments to borrowers. Overall, the amount available for restitution is expected to exceed $50 million.

     "The examination, which focused on CitiFinancial's lending and insurance sales practices, identified three specific areas of concern which, once identified, were promptly addressed:

     o All branches have received corrective training and information on proper procedures for determining whether a co-applicant is required for a loan application and controls have been enhanced.

    o CitiFinancial took immediate steps in 2002 to prohibit any exception to its ability to pay ratio requirements for all real estate secured loans and ceased making Home Ownership and Equity Protection Act (HOEPA) loans altogether in January 2003.


     o CitiFinancial has developed and disseminated an updated policy on responding to regulatory examinations that reaffirms CitiFinancial's commitment to ensuring that all examiners obtain complete and accurate information from employees and provides specific procedures for ensuring that this occurs.


     "CitiFinancial has made tremendous strides in the past several years toward the goal of being a standard bearer in this industry. Our efforts to address the issues raised by the Federal Reserve advance these efforts and make us a stronger company. We look forward to continuing our role as an agent of positive change in the consumer finance industry, and we remain steadfast in our commitment to offering the best products and services for our customers."

Citigroup said the civil money penalty and restitution amounts will have no material impact to the consumer group's earnings in the second quarter.


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About CitiFinancial
CitiFinancial provides community-based lending through more than 1800 branches in the United States and distributes a wide variety of consumer loan products and services including real estate, personal loans and loans to finance consumer goods. CitiFinancial is part of Citigroup (NYSE: C), the preeminent global financial services company. Citigroup has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Media Contacts:         Leah Johnson 212-559-9446
                        Steve Silverman 212-793-0321
                        Shannon Bell 212-793-6206

Investors:              Sheri Ptashek 212-559-2718
                        John Randel 212-559- 5091


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